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EXHIBIT 99.1


                  [TO BE TYPED ON THE LETTERHEAD OF PPOL, INC.]
                        1 CITY BOULEVARD WEST, SUITE 820
                                ORANGE, CA 92868


                                 March __, 2007




         RE:      NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
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Dear Stockholder:

         The Information Statement (attached) is furnished by the Board of Directors (the "Board") of PPOL, Inc., a California corporation (the "Company") to holders of record of the Company's common stock, $0.001 par value per share, pursuant to Rule 14(c)-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The purpose of this Information Statement is to inform our stockholders that on February 16, 2007, the Company's Board unanimously approved a resolution authorizing a 1 for 100 reverse stock split (the "Reverse Split") of the Company's presently issued and outstanding shares of common stock, and further authorizing the payment of cash in lieu of fractionalized shares otherwise issuable in connection with the Reverse Split. The Board also authorized an amendment to the Company's Articles of Incorporation, effectuating the Reverse Split. The Reverse Split and the amendment to the Company's Articles of Incorporation will not become effective until at least twenty (20) days after the mailing of the Information Statement.

         The Board also unanimously voted, on February 16, 2007, to authorize an amendment to the Company's By-laws to provide for certificateless/electronic book entry ownership of stock in the Company ("Certificateless Ownership"), such that the Company will not issue stock certificates to evidence the ownership thereof, but that information sufficient to identify ownership in the Company will be entered in electronic form in the books of the Company maintained by its transfer agent. The amendment to the By-laws effectuating certificateless ownership will not become effective until at least twenty (20) days after the initial mailing of the Information Statement.

         Also, the Board, on February 16, 2007, unanimously voted to authorize the spin-off (the "Spin-Off") of all of the Company's shares of AJOL Co., Ltd. ("AJOL"), the Company's wholly-owned subsidiary, to the Company's shareholders, pro rata. The Company will distribute the AJOL shares, pro rata, among the Company's shareholders as of a record date to be determined by the Board. PPOL shareholders will receive cash in lieu of fractionalized shares for amounts of less than one (1) AJOL share, at such fair market value as the Board shall determine as of the record date. The Spin-Off and issuance of AJOL shares to the Company's shareholders will not become effective until such time as the Company completes registration of the AJOL shares by filing a registration statement with the Securities and Exchange Commission under the Exchange Act. The Company can provide no date at this time as to when such registration statement will be filed with the SEC and when, if at all, such registration statement will become effective.

         On March 8, 2007, holders of a majority of the outstanding shares of common stock of the Company approved and authorized the Reverse Split, Certificateless Ownership of shares in the Company, the Spin-Off and related amendments to the Company's Articles of Incorporation and By-laws, by written consent in lieu of a special meeting of stockholders. This letter and the Information Statement shall be considered the notice of the foregoing stockholder action required under Section 603 of the California Corporations Code.


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March __, 2007
Page 2


         No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above, before such actions take effect in accordance with Rule 14(c)-2 promulgated under the Exchange Act.

         This Information Statement is being mailed to you on or about March __, 2007.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                           By Order of the Board of Directors



                                           Richard H. Izumi
                                           Chief Financial Officer and Secretary